Exhibit 21


             List of Subsidiaries of First Defiance Financial Corp.



                      First Federal Bank of the Midwest

                         The Leader Mortgage Company LLC

                         First Defiance Loan Servicing Company

                         First Defiance Service Company

                      First Insurance & Investments, Inc.